As filed with the U.S. Securities and Exchange Commission on June 19, 2015

Registration No. 333-201170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YULONG ECO-MATERIALS LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	3270	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Eastern End of Xiwuzhuang Village

Jiaodian Town, Xinhua Area

Pingdingshan, Henan Province

People’s Republic of China

Phone: +86-375-8888988

(Address, including zip code, and telephone number including area code, of registrant’s principal executive office)

LKP Global Law, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

424-239-1890

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Kevin K. Leung, Esq. LKP Global Law, LLP 1901 Avenue of the Stars, Suite 480 Los Angeles, California 90067 Tel: 424-239-1890 Fax: 424-869-6692	William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, $0.001 par value per share	2,587,500	(2)	$7.25	$18,759,375	$2,179.84
Warrants to purchase ordinary shares	-		-	-	-	(3)
Ordinary shares underlying warrants(4)(5)	112,500	(6)	7.25	815,625	94.78
Total	2,700,000		$7.25	$19,575,000	$2,274.62	(7)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 337,500 ordinary shares, which the underwriters have the option to purchase to cover over-allotments, if any.
(3)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(4)	The warrants are exercisable at a per share exercise price equal to 100% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $815,625, or 5% of $16,312,500.
(5)	The ordinary shares underlying the warrants are being registered solely in connection with the Securities and Exchange Commission’s Compliance and Disclosure Interpretations for Securities Act Sections, Question 139.05.
(6)	Includes shares equal to 2.875% of the ordinary shares being offered in this offering (excluding over-allotment), underlying the warrants being granted to the underwriters, and shares equal to 2.125% of the ordinary shares being offered in this offering (excluding over-allotment), underlying the warrants granted to Cuttone & Co, Inc., who is acting as our independent financial adviser.
(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 9 (“Amendment No. 9”) to the Registration Statement on Form S-1 (File No. 333-201170) of the registrant (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 9. This Amendment No. 9 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts, payable in connection with the sale and distribution of the securities being registered.  All amounts are estimated except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.  Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$2,274.62
FINRA filing fee	3,485.19
NASDAQ listing fee	55,000.00
Legal fees and expenses *	500,000.00
Accounting fees and expenses *	500,000.00
Edgar filing, printing and engraving expenses *	20,000.00
Transfer agent and registrar fees and expenses *	2,000.00
Miscellaneous fees and expenses *	10,000.00
Total *	$1,092,759.81

*	Estimated

Item 14.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.  Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud and dishonesty.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us during the last three years  (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015):

Purchaser	Date of Sale or Issuance	Number of Ordinary Shares*	Consideration	Securities Registration Exemptions

Founding shareholder	March 18, 2011	800,000	$10,000	Section 4(2) of the Securities Act (1)

10 investors	May 16, 2011	360,000	$800,000	Section 4(2) of the Securities Act (1)

6 shareholders of Yulong BVI	December 22, 2011	6,840,000	10,000 ordinary shares of Yulong BVI	Regulation S under the Securities Act

(1)	To our knowledge, each of the investors acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through their relationships with us, to information about us prior to their purchase of our securities.

Item 16.  Exhibits and Financial Statement Schedules.

(a)	Exhibits: See Exhibit Index immediately following the signature pages.

(b)	Financial statement schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

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Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 9 to the Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pingdingshan, Henan Province, the People’s Republic of China, on June 19, 2015.

Yulong Eco-Materials Limited

By:	/s/ Yulong Zhu
Name:	Yulong Zhu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 9 to the Registration Statement has been signed by the following persons in their capacities and on June 19, 2015.

Signature	Title

/s/ Yulong Zhu	Chairman of the Board of Directors Chief Executive Officer (principal executive officer)
Name: Yulong Zhu

/s/ Zan Wu	Chief Financial Officer
Name: Zan Wu	(principal financial officer and principal accounting officer)

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EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	†	Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant
3.2	†	Amended and Restated Memorandum and Articles of Association of the Registrant
4.1	†	Registrant’s Specimen Certificate for Ordinary Shares
4.2	†	Registration Rights Agreement between the registrant and other parties therein dated as of May 11, 2011
4.3	†	Registration Rights Agreement between the registrant and other parties therein dated as of May 16, 2011
4.4		Form of Warrant to Underwriters and Advisor
5.1		Opinion of Forbes Hare regarding the validity of the ordinary shares being registered
10.1(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Bricks and the shareholders of Yulong Bricks
10.1(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Bricks and the shareholders of Yulong Bricks
10.2(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Bricks
10.2(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Bricks
10.3(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Bricks
10.3(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Bricks
10.4(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Bricks
10.4(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Bricks
10.5(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Concrete and the shareholders of Yulong Concrete
10.5(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Concrete and the shareholders of Yulong Concrete
10.6(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Concrete
10.6(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Concrete
10.7(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Concrete
10.7(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Concrete
10.8(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Concrete
10.8(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Concrete
10.9(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Transport and the shareholders of Yulong Transport
10.9(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Transport and the shareholders of Yulong Transport
10.10	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Transport
10.11(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Transport
10.11(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Transport
10.12(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Transport

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10.12(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Transport
10.13(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Renewable and the shareholders of Yulong Renewable
10.13(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Renewable and the shareholders of Yulong Renewable
10.14(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Renewable
10.14(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Renewable
10.15(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Renewable
10.15(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Renewable
10.16(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Renewable
10.16(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014,among Yulong HK, Yulong WFOE and the shareholders of Yulong Renewable
10.17(a)	†	English translation of Land Compensation Agreement dated January 15, 2007
10.17(b)	†	English translation of Land Compensation/Lease Agreement dated February 12, 2014
10.18(a)	†	English translation of Land Compensation Agreement dated January 8, 2009
10.18(b)	†	English translation of Land Compensation/Lease Agreement dated February 12, 2014
10.19	†	English translation of Land Compensation Agreement dated June 6, 2012
10.20(a)	†	Employment Agreement between the registrant and Zan Wu dated July 28, 2014
10.20(b)	†	Restricted Stock Award Agreement between the registrant and Zan Wu dated January 27, 2015
10.21	†	Employment Agreement between the registrant and Yulong Zhu dated January 27, 2015
10.22	†	English translation of Product Processing Agreement between Yulong Bricks and Zhongping Nenghua Group Hongrui New Construction Materials Co., Ltd., dated January 8, 2011
10.23	†	English translation of Product Processing Agreement between Yulong Concrete and Pingdingshan Chaoqiang Concrete Co., Ltd., dated December 17, 2012
10.24(a)	†	English translation of Agreement between Yingtao Miao and Yulong Concrete dated June 30, 2013
10.24(b)	†	English translation of Agreement between Yingtao Miao and Yulong Concrete dated December 31, 2014
10.25(a)	†	English translation of Agreement between Guangjian Zhu and Yulong Concrete dated June 30, 2013
10.25(b)	†	English translation of Agreement between Guangjian Zhu and Yulong Concrete dated December 31, 2014
10.26(a)	†	English translation of Agreement between Hu Zhu and Yulong Bricks dated June 30, 2013
10.26(b)	†	English translation of Agreement between Hu Zhu and Yulong Bricks dated December 31, 2014
10.27(a)	†	English translation of Agreement between Lei Zhu and Yulong Transport dated June 30, 2013
10.27(b)	†	English translation of Agreement between Lei Zhu and Yulong Concrete dated June 30, 2013
10.27(c)	†	English translation of Agreement between Lei Zhu and Yulong Renewable dated June 30, 2013
10.28(a)	†	English translation of Agreement between Yulong Zhu and Yulong Bricks dated June 30, 2013
10.28(b)	†	English translation of Agreement between Yulong Zhu and Yulong Bricks dated December 31, 2014
10.28(c)	†	English translation of Agreement between Yulong Zhu and Yulong Concrete dated June 30, 2013
10.28(d)	†	English translation of Agreement between Yulong Zhu and Yulong Renewable dated June 30, 2013
10.29	†	Form of Lock-up Agreement
10.30(a)	†	Director Offer Letter of the Registrant to Alice Io Wai Wu dated January 15, 2015
10.30(b)	†	Amended and Restated Offer Letter of the Registrant to Alice Io Wai Wu dated February 27, 2015
10.31(a)	†	Director Offer Letter of the Registrant to Michael W. Harlan dated February 27, 2015
10.31(b)	†	Indemnification Agreement between the Registrant and Michael W. Harlan dated February 27, 2015
10.32	†	English translation of Commitment of Yulong Zhu dated February 5, 2015.
10.33	†	Indebtedness Conversion Agreement between the Registrant and Yingtao Miao, Guangjiang Zhu, Hu Zhu, Lei Zhu and Yulong Zhu, dated as of February 27, 2015
10.34	†	English translation of Municipal Construction Wastes Disposal and Renewable Use Treatment Special Management Agreement between Yulong Renewable and Pingdingshan Housing and Urban-Rural Development Bureau, dated September 13, 2012
10.35(a)	†	English translation of Special Operating License granted by Pingdingshan Construction Wastes Management Office to Yulong Renewable, dated October 15, 2012
10.35(b)	†	English translation of Construction Wastes Disposal Qualification License granted by Pingdingshan Construction Wastes Management Office to Yulong Renewable, dated October 15, 2012
10.36		Escrow Agreement for Indemnification Fund
21	†	Subsidiaries of the registrant
23.1	†	Consent of Friedman LLP, an independent registered public accounting firm
23.2		Consent of Forbes Hare (included in Exhibit 5.1)
23.3		Consent of Allbright Law Offices
23.4		Consent of LKP Global Law, LLP
23.5	†	Consent of Guoping Li
23.6	†	Consent of Baoming Yu
23.7	†	Consent of Hong Jiang
23.8	†	Consent of Michael W. Harlan
23.9	†	Consent of Alice Io Wai Wu

*	To be filed by amendment.
†	Previously filed.

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